Exhibit 99.1

Michael Polyviou	Beth Kaplan
Investor Relations, EVC Group	Public Relations Director, Accuray
+1 (732) 933-2755	+1 (408) 789-4426
mpolyviou@evcgroup.com	bkaplan@accuray.com

Accuray Reports Fourth Quarter and Fiscal 2019 Financial Results

SUNNYVALE, Calif., August 15, 2019 — Accuray Incorporated (NASDAQ: ARAY) today reported financial results for the fourth quarter and fiscal year ended June 30, 2019.

Q4 Fiscal 2019 and Recent Operating Highlights

•	Revenue increased 3 percent to $117.4 million, the highest ever quarterly revenue reported; Gross orders increased to $97.2 million
•	$3.3 million of operating profit, which grew 5 percent
•	Signed first multi-system order bundling Accuray and RaySearch Laboratories product and software offerings
•	Signed first upgrade order for Synchrony motion tracking and correction technology for Radixact

Fiscal Year 2019 Highlights

•	Gross orders increased 12 percent year-over-year to $342.3 million
•	Revenue increased 3 percent over the prior fiscal year to $418.8 million
•	Recorded first full year of operating profit since 2011

“From all perspectives, fiscal 2019 was a very successful year,” said Joshua H. Levine, president and chief executive officer. “We generated 12 percent gross order growth for the year while our efforts to increase efficiencies led to the Company’s first operating profit since 2011. Additionally, we set a new quarterly revenue record during the fourth quarter. From a strategic growth perspective, we advanced our opportunities in China which is the world’s fastest growing radiotherapy market. It should be noted that our progress during fiscal 2019 came without significant revenue contribution from the China market as the process for awarding and issuing Class A and B user licenses for radiotherapy systems is still in an early phase.”

Q4 Fiscal 2019 Financial Highlights

Gross product orders totaled $97.2 million for the fourth quarter of fiscal 2019 compared to $96.4 million for the prior fiscal year fourth quarter. Ending order backlog was $495.6 million, approximately 4 percent higher than at the end of the prior fiscal year.

Total revenue was $117.4 million, an increase of 3 percent compared to $113.8 million in the prior fiscal year fourth quarter. Product revenue totaled $60.6 million compared to $54.6 million in the prior fiscal year fourth quarter, while service revenue totaled $56.8 million compared to $59.2 million in the prior fiscal year fourth quarter.

Total gross profit for the fourth quarter of fiscal 2019 was $45.9 million or approximately 39.1 percent of sales, comprised of product gross margin of 40.7 percent and service gross margin of 37.4 percent. This compares to total gross profit of $48.0 million or 42.2 percent of sales, comprised of product gross margin of 47.4 percent and service gross margin of 37.4 percent for the prior fiscal year fourth quarter.

Net loss was $1.4 million, or $0.02 per share, for the fourth quarter of fiscal 2019, compared to a net loss of $0.9 million, or $0.01 per share, for the fourth quarter of fiscal 2018.

Adjusted EBITDA for the fourth quarter of fiscal 2019 was $8.9 million, compared to $7.8 million in the prior fiscal year fourth quarter.

Cash, cash equivalents, investments and short-term restricted cash were $87.0 million as of June 30, 2019, an increase of $22.4 million from March 31, 2019.

Fiscal Year 2019 Highlights

For the fiscal year ended June 30, 2019, gross product orders totaled $342.3 million, representing growth of 12 percent compared to the prior fiscal year period.

Total revenue was $418.8 million compared to $404.9 million in the prior fiscal year period. Product revenue totaled $196.7 million compared to $183.9 million in the prior fiscal year period, while service revenue totaled $222.1 million compared to $221.0 million from the prior fiscal year period.

Total gross profit for the year ended June 30, 2019 was $162.7 million or 38.8 percent of sales, comprised of product gross margin of 40.7 percent and service gross margin of 37.2 percent. This compares to total gross profit of $161.7 million or 39.9 percent of sales, comprised of product gross margin of 44.0 percent and service gross margin of 36.6 percent for the same prior fiscal year period.

Operating expenses were $162.1 million, a decrease of 2 percent compared to $165.5 million in the prior fiscal year period.

Net loss was $16.4 million, or $0.19 per share, for the fiscal year ended June 30, 2019, compared to a net loss of $23.9 million, or $0.28 per share, for the prior fiscal year period.

Adjusted EBITDA for the fiscal year ended June 30, 2019 was $23.7 million, compared to $17.1 million in the prior fiscal year period.

2020 Financial Guidance

The Company is introducing guidance for fiscal year 2020 as follows:

•

Total revenue is expected to range between $410.0 million to $420.0 million due to the expected delay in timing of Class A system revenue with total revenue during the first half of the year expected to be slightly below fiscal 2019 levels. The total revenue range includes the impact of 25% Chinese tariffs currently in place

•	Adjusted EBITDA is expected to range between $19.0 million to $24.0 million, including a loss of approximately $2 million from our China joint venture equity interest

Guidance for non-GAAP financial measures excludes depreciation and amortization, stock-based compensation expense, interest expense, net and provision for income taxes.  For more information regarding the non-GAAP financial measures discussed in this press release, please see "Use of Non-GAAP Financial Measures" below.

Conference Call Information

Accuray will host a conference call beginning at 1:30 p.m. PT/4:30 p.m. ET today to discuss results for the fourth quarter and fiscal 2019 as well as recent corporate developments. Conference call dial-in information is as follows:

•	U.S. callers: (855) 867-4103
•	International callers: (262) 912-4764
•	Conference ID Number (U.S. and international): 3297842

Individuals interested in listening to the live conference call via the Internet may do so by logging on to Accuray’s website, www.accuray.com. In addition, a taped replay of the conference call will be available beginning approximately two hours after the call’s conclusion and available for seven days. The replay telephone number is (855) 859-2056 (USA) or (404) 537-3406 (International), Conference ID: 3297842. An archived webcast will also be available at Accuray’s website until Accuray announces its results for the first quarter of fiscal 2020.

Use of Non-GAAP Financial Measures

Accuray has supplemented its GAAP net loss with a non-GAAP measure of adjusted earnings before interest, taxes, depreciation, amortization and stock-based compensation (“adjusted EBITDA”).  Management believes that this non-GAAP financial measure provides useful supplemental information to management and investors regarding the performance of the company and facilitates a meaningful comparison of results for current periods with previous operating results.  A reconciliation of GAAP net loss (the most directly comparable GAAP measure) to non-GAAP adjusted EBITDA is provided in the schedule below.

There are limitations in using these non-GAAP financial measures because they are not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies.  These non-GAAP financial measures should not be considered in isolation or as a substitute for GAAP financial measures.  Investors and potential investors should consider non-GAAP financial measures only in conjunction with the company’s consolidated financial statements prepared in accordance with GAAP.

About Accuray

Accuray Incorporated (Nasdaq: ARAY) develops, manufactures and sells radiotherapy systems that are intended to make cancer treatments shorter, safer, personalized and more effective, ultimately enabling patients to live longer, better lives. Our radiation treatment delivery systems in combination with fully-integrated software solutions set the industry standard for precision and cover the full range of radiation therapy and radiosurgery procedures. For more information, please visit www.accuray.com.

Safe Harbor Statement

Statements made in this press release that are not statements of historical fact are forward-looking statements and are subject to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements in this press release relate, but are not limited, to the company's future results of operations, including management's expectations regarding revenue and adjusted EBITDA; expectations regarding future sales in China and the impact of tariffs in China; expectations regarding our Chinese joint venture; expectations regarding the company’s product portfolio; and the company's leadership position in radiation oncology innovation and technologies.  These forward-looking statements involve risks and uncertainties.  If any of these risk or uncertainties materialize, or if any of the company's assumptions prove incorrect, actual results could differ materially from the results express or implied by these forward-looking statements.  These risks and uncertainties include, but are not limited to, the company's ability to achieve widespread market acceptance of its products, including new product and software offerings; the company’s ability to develop new products or enhance existing products to meet customers’ needs and compete favorably in the market, the company’s ability to effectively integrate and execute the joint venture, the company’s ability to realize the expected benefits of the joint venture; the ability of customers in China to obtain Class or B user licenses to purchase radiotherapy systems; risks inherent in international operations, the company's ability to effectively manage its growth, the company's ability to maintain or increase its gross margins on product sales and services; delays in regulatory approvals or the development or release of new offerings; the company's ability to meet the covenants under its credit facilities; the company's ability to convert backlog to revenue; and such other risks identified under the heading "Risk Factors" in the company's Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission (the "SEC") on May 9, 2019 and as updated periodically with the company's other filings with the SEC.

Forward-looking statements speak only as of the date the statements are made and are based on information available to the company at the time those statements are made and/or management's good faith belief as of that time with respect to future events.  The company assumes no obligation to update forward-looking statements to reflect actual performance or results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. Accordingly, investors should not put undue reliance on any forward-looking statements.

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Financial Tables to Follow

 Accuray Incorporated

Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2019	2018	2019	2018
Gross Orders	$97,166	$96,442	$342,321	$304,903
Net Orders	64,364	64,967	218,263	209,534
Order Backlog	495,627	478,482	495,627	478,482
Net revenue:
Products	$60,646	$54,632	$196,665	$183,898
Services	56,771	59,154	222,120	220,999
Total net revenue	117,417	113,786	418,785	404,897
Cost of revenue:
Cost of products	35,956	28,747	116,711	103,038
Cost of services	35,535	37,054	139,423	140,164
Total cost of revenue	71,491	65,801	256,134	243,202
Gross profit	45,926	47,985	162,651	161,695
Operating expenses:
Research and development	16,051	14,588	56,493	57,251
Selling and marketing	14,920	16,864	55,998	60,105
General and administrative	11,697	13,440	49,577	48,136
Total operating expenses	42,668	44,892	162,068	165,492
Income (loss) from operations	3,258	3,093	583	(3,797)
Other expense, net	(3,794)	(4,450)	(14,927)	(19,224)
Loss before provision for income taxes	(536)	(1,357)	(14,344)	(23,021)
Provision for (benefit from) income taxes	864	(411)	2,086	878
Net loss	$(1,400)	$(946)	$(16,430)	$(23,899)
Net loss per share - basic and diluted	$(0.02)	$(0.01)	$(0.19)	$(0.28)
Weighted average common shares used in computing loss per share:
Basic and diluted	88,202	85,677	87,465	84,893

Accuray Incorporated

Consolidated Balance Sheets

(in thousands)

(Unaudited)

	June 30,	June 30,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$76,798	$83,083
Restricted cash	10,218	9,830
Accounts receivable, net	111,885	65,994
Inventories	120,823	108,540
Prepaid expenses and other current assets	24,205	15,569
Deferred cost of revenue	146	1,141
Total current assets	344,075	284,157
Property and equipment, net	17,122	23,698
Goodwill	57,770	57,855
Intangible assets, net	679	821
Other assets	18,535	12,196
Total assets	$438,181	$378,727
Liabilities and equity
Current liabilities:
Accounts payable	$29,562	$19,694
Accrued compensation	31,150	28,992
Other accrued liabilities	32,742	22,448
Customer advances	20,395	22,896
Deferred revenue	78,332	75,404
Total current liabilities	192,181	169,434
Long-term liabilities:
Long-term other liabilities	9,646	8,608
Deferred revenue	26,639	20,976
Long-term debt	159,844	131,077
Total liabilities	388,310	330,095
Equity:
Common stock	89	86
Additional paid-in capital	535,332	521,738
Accumulated other comprehensive income (loss)	(10)	1,093
Accumulated deficit	(485,540)	(474,285)
Total equity	49,871	48,632
Total liabilities and equity	$438,181	$378,727

Accuray Incorporated

Reconciliation of GAAP Net Loss to Adjusted Earnings Before Interest, Taxes, Depreciation,

Amortization and Stock-Based Compensation (Adjusted EBITDA)

(in thousands)

(Unaudited)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2019	2018	2019	2018
GAAP net loss	$(1,400)	$(946)	$(16,430)	$(23,899)
Amortization of intangibles	36	36	144	143
Depreciation (a)	2,142	2,309	8,122	9,589
Stock-based compensation	2,822	3,215	10,601	12,289
Interest expense, net (b)	3,973	3,627	15,015	18,087
Impairment charge (c)	-	-	3,707	-
Cost savings initiative (d)	511	-	1,509	-
Gain on lease termination (e)	-	-	(1,007)	-
Provision for (benefit from) income taxes	864	(411)	2,086	878
Adjusted EBITDA	$8,948	$7,830	$23,747	$17,087

(a) consists of depreciation, primarily on property and equipment.

(b) consists primarily of interest expense associated with our outstanding debt and non-cash loss on extinguishment of debt.

(c) consists of a one-time accounts receivable impairment charge related to one customer in the first quarter of 2019.

(d) consists of costs associated with a staff reduction.

(e) consists of a non-cash reversal of deferred rent related to a facility lease that was terminated.

Accuray Incorporated

Forward-Looking Guidance

Reconciliation of Projected Net Loss to Projected Adjusted Earnings Before Interest, Taxes, Depreciation, Amortization and Stock-Based Compensation (Adjusted EBITDA)

(in thousands)

(Unaudited)

	Twelve Months Ending June 30, 2020
	From	To
GAAP net loss	$(17,500)	$(13,500)
Depreciation and amortization (a)	7,200	8,000
Stock-based compensation	12,100	12,100
Interest expense, net (b)	15,400	15,400
Provision for income taxes	1,800	2,000
Adjusted EBITDA	$19,000	$24,000

(a) consists of depreciation, primarily on property and equipment as well as amortization of intangibles.

(b) consists primarily of interest expense associated with outstanding debt.